Exhibit 99.1
FOR IMMEDIATE RELEASE
ALLIANCE SEMICONDUCTOR CLOSES ON PURCHASE AGREEMENT
SANTA CLARA, Calif.—(BUSINESS WIRE)—January 26, 2007—Alliance Semiconductor Corporation (ALSC.PK) announced that on January 25, 2007, the company completed the previously announced sale of the limited partnership and general partnership interests in five wholly owned Alliance Ventures investment partnerships, which collectively hold a portfolio of private company securities, to AVM Capital L.P., an affiliate of QTV Capital Limited, for $123.6 million paid in cash at closing. Alliance expects no material tax liability associated with the transaction. Pro forma information related to the transaction will be included in the company’s Quarterly Report on Form 10-Q for the period ending December 31, 2006.
Forward-Looking Statements
Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “becoming,” “receiving” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, we cannot assure you that our projections will be achieved. In addition to other factors and matters discussed from time to time in our filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for Alliance or our subsidiaries to differ materially from those discussed in forward-looking statements include: the possibility that Alliance may enter into additional transactions; litigation; and adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.
CONTACT:
Alliance Semiconductor Corporation, Santa Clara
Melvin L. Keating, 408-855-4900
President and Chief Executive Officer